Exhibit 10.12

(Translated from German)

Bruker Advanced Supercon GmbH

Bonus stipulation for 2009, 2010 and 2011 for the Managing Director Dr. Hans-Udo Klein

With effect from the commencement of the Managing Director Agreement the bonus for Dr. Hans-Udo Klein shall be stipulated as follows (sec. 5 para 2 of the Managing Director Agreement):

1.                                       Dr. Klein shall receive a bonus amounting to EUR 50,000.00 (EUR fifty thousand) gross.

2.                                       The bonus shall be paid provided that a valid contractual relationship exists for the respective year or for parts of the respective year.

3.                                       The bonus shall be paid pro rata for the years in which the contractual relationship being regulated in the Managing Director Agreement covers just parts of the calendar year. For the business year 2009 Dr. Klein is entitled to a bonus being paid pro rata according to business days of the business year from signature of the Managing Director Agreement, i.e. start of the activity as Managing Director.

4.                                       The bonus shall become due after stipulation of the Company’s annual financial statement by the general meeting of shareholders.

5.                                       This bonus stipulation is valid for the business years 2009, 2010 and 2011.

Hanau, April 2009

/s/ Burkhard Prause
Dr. Burkhard Prause
Chief Executive Officer of the shareholder Bruker Advanced Supercon Inc.